Exhibit 10.1

SECOND AMENDMENT TO DISTRIBUTION AGREEMENT

This SECOND AMENDMENT TO DISTRIBUTION AGREEMENT (this “Second Amendment”) is entered into as of September 20, 2013, by and between STARCH MEDICAL, INC., a Delaware corporation having a principal place of business at 2150 Ringwood Avenue, San Jose, California 95131(“SMI”) and CRYOLIFE, INC., a Florida corporation, having a principal place of business at 1655 Roberts Blvd. NW, Kennesaw, Georgia 30144 (“CryoLife”).

WITNESSETH

WHEREAS, CryoLife and SMI entered into that certain Distribution Agreement dated September 28, 2010 (the “Agreement”), as amended by that certain First Amendment to Distribution Agreement dated May 18, 2011 between SMI, CryoLife and Clot Plus Limited (the “First Amendment”; collectively, the “Original Agreement”); and

WHEREAS, SMI and CryoLife desire to amend the Original Agreement as may be hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMI and CryoLife hereby agree as follows:

1.	All capitalized terms appearing in this Second Amendment but not specifically defined herein shall have the meanings ascribed thereto in the Original Agreement.

2.	To the extent any provision of this Second Amendment conflicts with a term of the Original Agreement, the provisions of this Second Amendment shall prevail.

3.	The second and third sentences of Section 3.8.1 are hereby deleted.

4.	Section 3.10 Purchase Orders is hereby deleted in its entirety and replaced with the following:

3.10 Purchase Orders. CryoLife shall issue to SMI purchase orders, which shall specify: (i) the Product, including item or product number; (ii) the Transfer Price; (iii) requested delivery schedule; and (iv) “ship to” and “invoice to” place of business. SMI must accept such purchase orders if (i) the purchase order does not establish new or conflicting terms from those set forth in the Agreement; (ii) the Transfer Price and other provisions of the purchase order are in accordance with the Agreement; and (iii) the purchase order does not exceed the submitted prior quarterly forecast in Section 3.11 by 30%. If SMI rejects a purchase order, SMI must notify CryoLife within three business days of receipt of such purchase order. If a purchase order is rejected, CryoLife will be advised of the reason for the rejection and be provided with an opportunity to bring the purchase order into compliance. CryoLife shall place purchase orders so that they have been received by SMI no less than ninety (90) days prior to the requested ship date. The terms contained in this Agreement shall govern the sale of Products to CryoLife and shall supersede any inconsistent terms in CryoLife’s purchase orders, unless SMI expressly agrees to such terms in writing. Orders placed by telephone, or in person are to be confirmed by facsimile or email to SMI by CryoLife within three (3) business days.

5.	Every sentence other than the first sentence of Section 3.11 is hereby deleted and the following is added:

Such Forecasts shall not be binding. In addition, CryoLife agrees pursuant to Section 3.10 that purchase orders shall not exceed the submitted prior quarterly forecast by 30%.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their respective duly authorized officers, and have duly delivered and executed this Second Amendment as of the date first hereinabove set forth.

CRYOLIFE, INC.		STARCH MEDICAL, INC.

By:	/s/ D. Ashley Lee	By:	/s/ Stephen Heniges
Name:	D. Ashley Lee	Name:	Stephen Heniges
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer	Title:	President

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